Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2007, accompanying the 2006 and 2005 consolidated financial statements and management’s 2006 assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Redwood Trust, Inc. on Forms S-3 (File Nos. 333-120762 effective December 9, 2004 and 333-122427 effective February 11, 2005) and on Forms S-8 (File Nos. 333-90592 effective June 17, 2002; 333-89302 effective May 29, 2002; 333-116395 effective June 10, 2004 and 333-136497 effective August 10, 2006).

GRANT THORNTON LLP

San Francisco, CA
February 19, 2007